UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ENTRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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News Release

FOR IMMEDIATE RELEASE

ENTRUST BOARD REPORTS NO “SUPERIOR PROPOSALS,” REAFFIRMS ITS

RECOMMENDATION THAT STOCKHOLDERS VOTE “FOR” TRANSACTION WITH THOMA

BRAVO

Special Meeting of Stockholders Postponed until July 10, 2009

Dallas, Texas, June 4, 2009 – Entrust, Inc. (NASDAQ: ENTU) today announced that none of the three non-binding indications of interest delivered during the “go-shop” period under its existing merger agreement resulted in a “superior proposal.” As a result, the “go-shop” process under the existing merger agreement is deemed terminated and Entrust is no longer pursuing discussions with the “excluded parties” identified during this “go-shop” process. The Company also announced that it has postponed the special meeting of stockholders currently scheduled to be held June 8, 2009 to provide the stockholders with adequate time to evaluate this new information.

In view of the absence of any superior proposal and for all of the reasons provided in the Definitive Proxy Statement for the transaction filed with the SEC on May 12, 2009, the Entrust board of directors reaffirms its view that that Merger contemplated by the Merger Agreement is fair to and in the best interests of Entrust and its stockholders, and unconditionally reaffirms its recommendation that all Entrust stockholders vote “FOR” the approval of the Merger contemplated by the Merger Agreement at the special meeting of stockholders to be held July 10, 2009.

Go Shop Process and Results

On April 12, 2009, Entrust entered into an agreement to be acquired by HAC Holdings, Inc., a company controlled by a private equity fund associated with Thoma Bravo, LLC. During the “go-shop” period between April 12, 2009 and May 13, 2009, the company actively initiated, solicited and encouraged the submission of acquisition proposals by third parties. During this time, the company and its advisors were in contact with 35 separate parties to discuss their interest in making a proposal to acquire the company. These 35 separate parties included a combination of security software companies, diversified software, technology and industrial companies and private equity parties.

On May 14, 2009, Entrust announced that, as a result of the “go-shop” process, it had received written, non-binding indications of interest from three separate parties. One of the parties was a private equity firm and two were modestly sized operating companies. Each of the non-binding indications of interest contemplated a per share price payable to the company’s stockholders higher than the per share price contemplated by the merger agreement, but each was also subject to significant conditions, including conducting due diligence, arranging financing and negotiation of definitive agreements. After designating the three as “excluded parties” under the merger agreement, the company provided extensive due diligence materials to, and continued discussions and negotiations with, each of these three parties and their representatives as permitted under the merger agreement. None of the parties who provided a non-binding indication of interest presented an offer sufficient to constitute a “superior proposal” within the meaning of the merger agreement or that the board of directors considers likely to lead to a “superior proposal.” As a result, Entrust is no longer actively pursuing discussions with these parties.

Special Meeting of Stockholders

The new date for the special meeting to vote on the proposed transaction with Thoma Bravo is July 10, 2009. The record date for stockholders entitled to vote at the special meeting will remain May 11, 2009. The special meeting will be held at 10:00 a.m., local time, at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240.

As previously announced, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed transaction, has expired.

Stockholders are not required to vote again. However, stockholders who have previously voted may change their vote. Stockholders may vote their shares by telephone or by the Internet, and are advised that if they have any questions or need any assistance changing their vote or with last-minute voting of their shares or if they need to request a new ballot, they should contact Entrust’s proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 825-8772.

Entrust stockholders are reminded that their vote is important. A failure to vote has the same effect as a vote against the adoption of the merger agreement. Any stockholder who has not yet voted is urged to vote FOR approval of the merger contemplated by the merger agreement and FOR the adjournment of the special meeting, if necessary.

About Entrust

Entrust [NASDAQ: ENTU] provides trusted solutions that secure digital identities and information for enterprises and governments in 2,000 organizations spanning 60 countries. Offering trusted security for less, Entrust solutions represent the right balance between affordability, expertise and service. These include SSL, strong authentication, fraud detection, digital certificates and PKI. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks or registered trademarks of Entrust, Inc. or Entrust Limited. All other company and product names are trademarks or registered trademarks of their respective owners.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 28 years. The firm originated the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Through a series of private equity funds, Thoma Bravo currently manages approximately $2.5 billion of equity capital. In the software industry, Thoma Bravo has completed 38 acquisitions across 12 platform companies with total annual earnings in excess of $600 million. For more information on Thoma Bravo, visit www.thomabravo.com.

Additional Information and Where You Can Find It

In connection with the proposed transaction, Entrust has filed a definitive proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of Entrust are urged to read the proxy statement, including any amendments or updates, and any other relevant documents filed with the SEC because they contain important information about Entrust and the proposed transaction. The proxy statement and any other documents filed by Entrust with the SEC may be obtained free of charge at the

SEC’s Web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Entrust by contacting Entrust Investor Relations at david.rockvam@entrust.com or via telephone at 972-728-0424. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Entrust and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Entrust’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of Entrust’s stockholders generally) is included in Entrust’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Entrust’s participants in the solicitation is included in the proxy statement relating to the proposed transaction. Each of these documents is available free of charge at the SEC’s Web site at www.sec.gov and from Entrust Investor Relations at www.entrust.com/investor.

For more information:

ENTRUST CONTACTS:

Investor Relations:

David E. Rockvam

Vice President Corporate Business Development & IR

972-728-0424

david.rockvam@entrust.com

Media:

David J. Chamberlin

Media Relations

214-669-7299

david.chamberlin@mslworldwide.com

THOMA BRAVO CONTACTS:

Thoma Bravo

Amber Roberts, LANE PR

(917) 639-4114

amber@lanepr.com